Exhibit  3(i)

                               RESTATED CHARTER OF
                                   CULP, INC.

      The undersigned corporation, pursuant to action by its Board of Directors and without a vote of its shareholders, hereby executes this Restated Charter for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto:

      1.     The name of the corporation is Culp, Inc.

      2.     The period of duration of the corporation is perpetual.

      3.     The purposes for which the corporation is organized are:

            (a)    To engage in the general  business  of buying,  selling and otherwise dealing in textiles and textile products.

            (b)    To buy, sell,  rent,  lease, own and otherwise deal in real estate for industrial, commercial, or residential purposes; to erect and construct homes and commercial and industrial buildings, to act as rental agents, sales agents and commission salesmen.

            (c)    To buy, sell and otherwise  deal in and with stocks,  bonds and securities of all kinds and to act as agents and salesmen for insurance of all types and kinds.

            (d)    To deal with and in all  types  and  kinds of  merchandise, materials or products at wholesale or retail and to do business in any other capacity.

            (e)    To engage in any other lawful activity  including,  but not limited to, constructing, manufacturing or otherwise producing and repairing, servicing, storing or otherwise caring for any type of structure or commodity whatsoever; processing. selling, brokering, factoring or distributing any type of property whether real or personal; extracting and processing natural resources; transporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever; performing personal service of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for any persons or corporations whatsoever; applying for and securing copyrights, trademarks, trade names, patents, processes, inventions and licenses.

      4. The corporation shall have the authority to issue thirty million (30,000,000) shares consisting of twenty million (20,000,000) shares of common stock with a par value of five cents ($0.05) per share and ten million (10,000,000) shares of preferred stock with a par value of five cents ($0.05) per share, the rights, preferences and limitations of which preferred stock may be determined from time to time in the discretion of the Board of Directors.

      5. The stated capital of the corporation is Two Hundred Twenty-One Thousand Two Hundred Ninety-Two Dollars ($221,292).

      6. The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.

      7. The address of the registered office of the corporation in the State of North Carolina is 2020 Logan Street, High Point, Guilford County, North Carolina; and the name of its registered agent at such address is R. G. Culp, Jr.

      8. A director of the corporation shall not be personally liable to the corporation or its shareholders, whether in an action brought by or in the right of the corporation or otherwise, for monetary damages for breach of his duty as director, except for liability for (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (ii) any liability under Section 55-32 of the North Carolina Business Corporation Act,
(iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date this Article became effective pursuant to the filing of Articles of Amendment with the Secretary of State of the State of North Carolina in accordance with Section 55-103 of the North Carolina Business Corporation Act. If the North Carolina Business Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by The North Carolina Business Corporation Act, as so amended. Any repeal or modification of this paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      9.     Except as otherwise expressly provided in this Article:

            (i)    any  merger or  consolidation  of the  corporation  with or into any other corporation; or

            (ii)   any sale,  lease,  exchange or other  disposition of all or substantially all of the assets of the corporation to or with any other corporation, person or other entity; or

            (iii)  any issuance or transfer by the  corporation  of any of its securities to any other corporation, person or other entity as part of an exchange or acquisition of the securities or assets of such other corporation, person or other entity.

shall require the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the corporation entitled to vote.

      The provisions of this Article shall not apply to any transaction described in clauses (i), (ii), or (iii) of this Article if the transaction has been approved by not less than sixty percent (60%) of the directors of the corporation. In considering any such transaction and in exercising its judgment as to what is in the best interest of the corporation and its shareholders, the Board of Directors shall give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

      This Article may not be amended or rescinded except (l) by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the corporation entitled to vote, or
(2) by the affirmative vote of the holders of at least a majority of such shares if the amendment or rescission is recommended to the shareholders by the Board of Directors of the corporation and that recommendation has been approved by not less than sixty percent (60%) of the directors of the corporation.

      10.    This  Restated  Charter  purports  merely to  restate  but not to
change  the  provisions  of  the  original   articles  of   incorporation   as
supplemented and amended; and there is no discrepancy, other than as expressly permitted by Section 55-105 of the General Statues of North Carolina, between the said provisions and the provisions of this Restated Charter.

      IN   WITNESS    THEREOF,    this    statement   is   executed   by   the
_______________________ president and secretary of the corporation this 31st day of December, 1987.

                                      CULP, INC.


                                      By   /s/Robert G. Culp, III
                                           President

                                      By   /s/ Sharyn M. Andrews
                                           Secretary

STATE OF North Carolina

COUNTY OF Guilford

      I, Carol D. Briley, a Notary Public, hereby certify that on this 31st day of December, 1987, personally appeared before me Sharyn M. Andrews and Robert G. Culp, III, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements therein contained are true.



                                          /s/ Carol D. Briley
                                          Notary Public


My commission expires:
3-25-92

(NOTARIAL SEAL)

                            ARTICLES OF AMENDMENT
                                      OF
                                  CULP, INC.

      The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

1.    The name of the corporation is Culp, Inc.

2. The following amendment to the articles of incorporation of the corporation was adopted by its shareholders on the 20th day of September, 1994, in the manner prescribed by law:

            The  Articles  of  Incorporation  shall  be  amended  by  deleting
      Article  4 in its  entirety  and  substituting  the  following  text  as
      Article 4:
                  4. The corporation shall have the authority to issue fifty million (50,000,000) shares consisting of forty million (40,000,000) shares of common stock with a par value of five cents ($0.05) per share and ten million (10,000,000) shares of preferred stock with a par value of five cents ($0.05) per share, the rights, preferences and limitations of which preferred stock may be determined from time to time in the discretion of the Board of Directors.

3.    These articles will become effective upon filing.
This the 21st day of December, 1994.

                                    CULP, INC.

                                    By: /s/ Robert G. Culp, III
                                        Robert G. Culp, III
                                        Chief Executive Officer

                              ARTICLES OF AMENDMENT
                                      OF
                                  CULP, INC.


      The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Charter to fix the designation, preferences, limitations and relative rights of a series of its Preferred Stock.

1.    The name of the corporation is Culp, Inc.

2. The Restated Charter of the corporation is hereby amended by adding the following provisions, as follows:

      Pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Restated Charter, a series of Preferred Stock designated as Series A Participating Preferred Stock, $0.05 par value per share, be, and it hereby is, created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the provisions in the Restated Charter that are applicable to the Preferred Stock of all classes and series) are as follows:

                    Series A Participating Preferred Stock

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series A Participating Preferred Stock," par value $0.05 per share, and the number of shares constituting such series shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation convertible into Series A Participating Preferred Stock.

2.    Dividends and Distribution.

          (a) Subject to the prior and superior rights of the holders of any shares of any series of capital stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock, in preference to the holders of shares of the Corporation's Common Stock, par value $0.05 per share ("Common Stock"), and of any other shares of any class or series of stock of the Corporation ranking junior to the Series A Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
     (a) $1.00 or (b) the sum of (x) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and (y) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. The "Adjustment Number" shall initially be one hundred (100). In the event the Corporation shall at any time after October 12, 1999, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The Board of Directors shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends on shares of Series A Participating Preferred Stock shall be cumulative: (i) on the first such shares issued, from the date of issuance; and (ii) on any such shares issued thereafter, from the Quarterly Dividend Payment Date next preceding the date of issuance. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

3.    Voting  Rights.   The  holders  of  shares  of  Series A   Participating
Preferred Stock shall have the following voting rights:

          (a) Each share of Series A Participating Preferred Stock shall entitle the holder thereof at any time to a number of votes equal to the Adjustment Number (as in effect at such time) on all matters submitted to a vote of the shareholders of the Corporation.

          (b) Except as otherwise provided herein, in the Restated Charter as from time to time amended, or by law, the holders of Series A Participating Preferred Stock and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (c) Except as otherwise provided herein, in the Restated Charter as from time to time amended, or by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in
     Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock; or

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement and cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein, or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A
     Liquidation Preference and the Common Adjustment in respect of all outstanding shares of (1) Series A Participating Preferred Stock and
     (2) Common Stock, respectively, (a) holders of Series A Participating Preferred Stock and (b) holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to (x) the Series A Participating Preferred Stock and
     (y) the Common Stock, on a per share basis, respectively.

          (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8. No Redemption. Shares of Series A Participating Preferred Stock shall not be subject to redemption by the Corporation.

9. Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10. Amendment. At any time that any shares of Series A Participating Preferred Stock are outstanding, the Restated Charter of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Participating Preferred Stock, voting separately as a single class.

11. Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

3. The foregoing amendment was adopted on the 21st day of September, 1999, by the directors without shareholder action, which was not required under
Section 55-6-02 of the General Statutes of North Carolina or the Restated Charter of the Corporation which provides that the Board of Directors may determine the preferences, limitations and relative rights of the blank-check preferred stock authorized in the Restated Charter.

      This the 5th day of October, 1999.

                              CULP, INC.


                              By:   /s/ Philip W. Wilson
                                    Phil W. Wilson
                                    Vice President and Chief Financial Officer